As filed with the Securities and Exchange Commission on August 28, 2020

Registration No. 333-125175-99

Registration No. 333-122569-99

Registration No. 333-115178-99

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-125175-99

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-122569-99

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-115178-99

UNDER

THE SECURITIES ACT OF 1933

GLOBAL INDEMNITY GROUP, LLC

(Exact name of registrant as specified in its charter)

Delaware	85-2619578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Three Bala Plaza East, Suite 300 Bala Cynwyd, PA 19004 (610) 664-1500	Thomas M. McGeehan Chief Financial Officer Three Bala Plaza East, Suite 300 Bala Cynwyd, PA 19004 (610) 664-1500
(Address of principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

ASSUMED AWARDS UNDER

GLOBAL INDEMNITY LIMITED SHARE INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

Copies to:

David C. Eisman

Dwight S. Yoo

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Telephone: (213) 687-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common shares, no par value	(1)	(1)	(1)	(1)

(1)

No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-125175, 333-122569, 333-115178). Therefore, pursuant to Rule 457(p), no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 (this “Post-Effective Amendment”) to Registration Statement Nos. 333-125175-99, 333-122569-99 and 333-115178-99 on Form S-8 (collectively, the “Registration Statements”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Global Indemnity Group, LLC, a Delaware limited liability company (“GI-Delaware”), as successor issuer to Global Indemnity Limited, a Cayman Islands exempted company (“GI-Cayman”). On August 28, 2020 at 12:01 a.m. (Eastern time) (the “Effective Time”), the scheme of arrangement (the “Scheme of Arrangement”) involving GI-Cayman and GI-Delaware (as described in GI-Cayman’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2020 relating to the special scheme meeting and the extraordinary general meeting of the holders of Global Indemnity Limited A ordinary shares and B ordinary shares held on August 25, 2020) became effective.

Upon effectiveness of the Scheme of Arrangement, (i) GI-Cayman merged with and into New CayCo, a newly formed and wholly-owned subsidiary of GI-Delaware incorporated in the Cayman Islands as an exempted company with limited liability (“New CayCo”), following which, New CayCo survived the merger (the “Amalgamation”); (ii) in consideration for the Amalgamation, GI-Delaware issued common shares of GI-Delaware to the shareholders of record of GI-Cayman as of 5:00 p.m. (Eastern Time) on August 27, 2020 on the following basis: for each A ordinary share of GI-Cayman (“GI-Cayman A Ordinary Share”) cancelled, one class A common share of GI-Delaware (“GI-Delaware Class A Share”) was issued; and for each B ordinary share of GI-Cayman (“GI-Cayman B Ordinary Share”) cancelled, one class B common share of GI-Delaware (“GI-Delaware Class B Share”) was issued; and (iii) pursuant to the Scheme of Arrangement and as part of the Amalgamation, GI-Cayman was dissolved.

As a result of the Scheme of Arrangement, (i) each holder of GI-Cayman A Ordinary Shares received one GI-Delaware Class A Share for each GI-Cayman A Ordinary Share owned by such holder, (ii) each holder of GI-Cayman B Ordinary Shares received one GI-Delaware Class B Share for each GI-Cayman B Ordinary Share owned by such holder and (iii) each of the preferred shares of GI-Delaware issued and outstanding immediately prior to the effective time of the New CayCo’s merger into GI-Delaware (“New CayCo Merger”) shall continue to exist as shares of GI-Delaware, the surviving entity, following the New CayCo Merger.

Also, in connection with the effectiveness of the Scheme of Arrangement, GI-Delaware, among other things, assumed the outstanding awards that had previously been granted by GI-Cayman under GI-Cayman’s share incentive plans, as amended. These assumed awards have been adjusted to cover GI-Delaware Class A Shares, rather than GI-Cayman A Ordinary Shares, on a one-for-one basis.

This Post-Effective Amendment pertains to the adoption by GI-Delaware of the Registration Statements. GI-Delaware hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by GI-Cayman (the predecessor registrant to GI-Delaware) and GI-Delaware with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this registration statement:

•	GI-Cayman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 6, 2020;

•	GI-Cayman’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 8, 2020 and August 10, 2020, respectively;

•	GI-Cayman’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2020;

•

GI-Cayman’s Definitive Proxy Statement on Schedule 14A for the Special Court-Ordered Meeting and Extraordinary General Meeting of Holders of Ordinary Shares of GI-Cayman held on August 25, 2020, filed with the SEC on July 23, 2020 (the “Scheme Proxy Statement”);

•	GI-Cayman’s Current Reports on Form 8-K filed with the SEC on February 10, 2020, March 12, 2020, May 29, 2020, June 8, 2020, June 18, 2020, June 23, 2020, July 15, 2020 and August 27, 2020;

•	our Current Report on Form 8-K12B filed with the SEC on August 28, 2020; and

•

the description of GI-Delaware’s Class A Common Shares included in the Scheme Proxy Statement, set forth in the section “Description of Global Indemnity Group, LLC Share Capital,” including any amendment or report filed for the purposes of updating such description, and specifically including the Second Amended and Restated Limited Liability Company Agreement that we filed as Exhibit  3.2 to our Current Report on Form 8-K12B filed with the SEC on August  28, 2020.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant has been formed as a Delaware limited liability company.

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to the standards and restrictions set forth in its limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Our Second Amended and Restated Limited Liability Company Agreement (the “GI-Delaware LLC Agreement”) provides that each current or former director (including, for the avoidance of doubt, each Designated Director (as defined in the GI-Delaware LLC Agreement) and executive officer of GI-Delaware (and each current and former director and executive officer of GI-Delaware’s predecessors (including GI-Cayman) (collectively, “Indemnified Persons”) shall be indemnified to the fullest extent permitted by the DLLCA, against all losses (including expenses) incurred by such Indemnified Persons in connection with any claims involving such Indemnified Persons in their capacity as Indemnified Persons (“Indemnified Claims”); provided, that Indemnified Claims will not include claims brought (i) by such Indemnified Person, unless such claim was authorized by the Board of Directors or is brought to enforce such Indemnified Person’s rights to indemnification under the GI-Delaware LLC Agreement, or (ii) by the Company against such Indemnified Person with the prior approval of the board of directors of GI-Delaware. Notwithstanding the foregoing, Indemnified Persons (i) will not be entitled to indemnification for any claim (including Indemnified Claims) if and to the extent that there has been a final, non-appealable determination that such Indemnified Person engaged in Fraud (as defined in the GI-Delaware LLC Agreement) with respect to such claim and (ii) will.be entitled to indemnification with respect to claims brought by or against such Indemnified Persons that are not Indemnified Claims if they are successful on the merits with respect to such claims pursuant to a final, non-appealable determination.

Indemnified Persons will be entitled, under the GI-Delaware LLC Agreement, to advancement of expenses (including attorneys’ fees) in connection with any Indemnified Claims prior to the resolution thereof upon the receipt by GI-Delaware of an undertaking by or on behalf of such Indemnified Persons to repay such amount if it ultimately shall be determined that the Indemnified Persons are not entitled to be indemnified.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index that immediately follows the signature pages to this registration statement, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, State of Pennsylvania, on the 28th day of August 2020.

GLOBAL INDEMNITY GROUP, LLC

By:	/s/ Cynthia Y. Valko
Name: Cynthia Y. Valko
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Post-Effective Amendment No. 3 (the “Post-Effective Amendment”) to Form S-8 Registration Statement Nos. 333-125175-99, 333-122569-99 and 333-115178-99 (the “Registration Statements”) with the Securities and Exchange Commission, Washington D.C., 20549 under the provisions of the Securities Act of 1933, hereby constitute and appoint Thomas M. McGeehan and Stephen W Ries, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any all capacities, to sign the Post-Effective Amendment and any or all additional amendments or supplements to the Registration Statements, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

******

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Saul A. Fox	Director and Chairman of the Board of Directors	August 28, 2020
Saul A. Fox

/s/ Cynthia Y. Valko	Chief Executive Officer and Director	August 28, 2020
Cynthia Y. Valko

/s/ James D. Wehr	Director	August 28, 2020
James D. Wehr

/s/ Bruce R. Lederman	Director	August 28, 2020
Bruce R. Lederman

/s/ Jason B. Hurwitz	Director	August 28, 2020
Jason B. Hurwitz

/s/ Michele A. Colucci	Director	August 28, 2020
Michele A. Colucci

/s/ Joseph W. Brown	Director	August 28, 2020
Joseph W. Brown

/s/ Seth J. Gersch	Director	August 28, 2020
Seth J. Gersch

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Formation of Global Indemnity Group, LLC (incorporated by reference to Annex E of Global Indemnity Limited’s Proxy Statement on Schedule 14A for the Special Scheme Meeting and Extraordinary General Meeting of Holders of Ordinary Shares held on August 25, 2020, filed on July 23, 2020).

4.2	Second Amended and Restated Limited Liability Company Agreement of Global Indemnity Group, LLC (incorporated by reference to Exhibit 3.2 to Global Indemnity Group, LLC’s Current Report on Form 8-K12B filed on August 28, 2020).

4.3	Global Indemnity Limited Share Incentive Plan, as amended (incorporated by reference to Exhibit 10.15 to Global Indemnity Limited’s Form 8-K12B filed on November 7, 2016).

4.4	Amended and Restated Global Indemnity Group, LLC 2018 Share Incentive Plan, dated as of August 28, 2020 (incorporated by reference to Exhibit 10.7 to Global Indemnity Group, LLC’s Form 8-K12B filed on August 28, 2020)

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (see signature pages hereto).

99.1	“Description of Global Indemnity Group, LLC Share Capital” (incorporated by reference to the section so entitled of Global Indemnity Limited’s Proxy Statement on Schedule 14A for the Special Scheme Meeting and Extraordinary General Meeting of Holders of Ordinary Shares held on August 25, 2020, filed on July 23, 2020).

*	Filed herewith.